Exhibit 3.1

CIFC CORP.
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE NON-VOTING PREFERRED STOCK

The undersigned, Robert C. Milton, III, the Secretary of CIFC Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on July 30, 2012 pursuant to Section 151(g) of the Delaware General Corporation Law (“DGCL”) and in accordance with the provisions of its Certificate of Incorporation, as amended, restated or otherwise modified through the date hereof (the “Certificate of Incorporation”):

WHEREAS, the Board of Directors may issue shares of the Corporation’s preferred stock, par value $0.001 per share (the “Preferred Stock”), from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors);

WHEREAS, the Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation, Amount and Par Value. A series of Preferred Stock, designated the “Series A Convertible Non-Voting Preferred Stock” (“Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock that the Corporation has the authority to issue is 2,000,000. Each such share shall have a par value of $0.001. The Corporation shall not issue any shares of Series A Preferred Stock, except pursuant to (and in accordance with the terms of) the Warrant to Purchase Common Stock or Preferred Stock issued by the Corporation to GE Capital Equity Investments, Inc. on or about September 24, 2012 (the “Warrant”).

Section 2. Rank. The Series A Preferred Stock shall in all respects, including with respect to dividend rights and rights upon liquidation, dissolution or the winding up of the Corporation, rank on parity with all classes or series of shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”).

Section 3. Dividends. Dividends and other distributions (including, without limitation, (x) any grant or distribution of rights to subscribe for or purchase shares of capital stock or securities or indebtedness convertible into capital stock of the Corporation or (y) any redemption effected pro rata among all holders of Common Stock), payable in cash, securities or other property, shall be payable on Series A Preferred Stock equally, ratably and on a parity with such dividends and other distributions payable on Common Stock, as and when such dividends and other distributions are declared by the Board of Directors, as though Common Stock and Series A Preferred Stock were one and the same class; provided, that if (a) the dividends consist of Common Stock, the Corporation shall make available to each holder of Series A Preferred Stock dividends consisting of Series A Preferred Stock and (b) the dividends consist of voting securities of the Corporation other than Common Stock, the Corporation shall make available to each holder of Series A Preferred Stock dividends consisting of non-voting securities of the Corporation that are otherwise identical to such voting securities and that are convertible or exchangeable for such voting securities on the substantially similar terms as the Series A Preferred Stock is convertible into Common Stock; and provided, further, that unless the corresponding dividend or other distribution on the Series A Preferred Stock described in this Section 3 is declared, paid or set aside for payment concurrently with the dividend or other distribution on the Common Stock, the Corporation shall not declare, pay or set aside for payment any dividend or distribution on the Common Stock (including, without limitation, (x) any grant or distribution of rights to subscribe for or purchase shares of capital stock or securities or indebtedness convertible into capital stock of the Corporation or (y) any redemption effected pro rata among all holders of Common Stock). Without limiting the generality of the foregoing, if the outstanding shares of Common Stock are split or subdivided into a greater number of shares of Common Stock, the Corporation shall declare a corresponding split or subdivision on the Series A Preferred Stock. If the outstanding shares of Common Stock are combined into a smaller number of shares of Common Stock, the Company shall combine the Series A Preferred Stock accordingly.

Section 4. Voting Rights. The holders of Series A Preferred Stock shall not have the right to vote for the election of directors or for any other purpose, except as set forth in this Section 4. With respect to all matters the holders of Series A Preferred Stock are entitled to vote on, each holder of Series A Preferred Stock shall be entitled to one vote per share. With respect to any vote set forth in this Section 4, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the number of votes that such holder would be entitled to cast had such shares of Series A Preferred Stock converted into shares of Common Stock pursuant to Section 5 on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

4.1 So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, approve any amendment, alteration or repeal (including, without limitation, by way of merger, consolidation, operation of law, or otherwise) of any provision of this Certificate of Designation or the Certificate of Incorporation that would (i) increase or decrease the par value per share of Series A Preferred Stock or (ii) alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely; or

4.2 Except as provided in Section 4.3 below, so long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, increase or decrease the aggregate number of authorized shares of Series A Preferred Stock.

4.3 Notwithstanding anything in 242(b)(2) of the DGCL or Section 4.2 to the contrary, (a) in the event that the number of shares of Series A Preferred issuable pursuant to the Warrant exceeds the number of shares of Series A Preferred Stock that are then authorized but not outstanding, the Corporation shall by resolution adopted in accordance with Section 151(g) of the DGCL increase the number of authorized shares of Series A Preferred Stock to a number equal to the total number of shares of Series A Preferred Stock then outstanding plus the total number of shares of Series A Preferred Stock then issuable upon exercise of the Warrant (a “Mandatory Increase”) and (b) the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock shall not be required to effect such Mandatory Increase.

Section 5. Conversion.

5.1 Shares of Series A Preferred Stock shall not be convertible into shares of Common Stock, except upon any transfer of any shares of Series A Preferred Stock to any Person that is a Non-GE Holder. Each share of Series A Preferred Stock transferred to any Non-GE Holder shall automatically convert, upon such transfer and without any further action on the part of any holder or the Corporation, into one share of Common Stock (a “Mandatory Conversion”). For purposes of this Section 5, “Non-GE Holder” means any Person that is not (x) General Electric Capital Corporation (“GECC”) or (y) any Person whose equity interests in the Corporation must be aggregated with those of GECC for purposes of the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time, and any other applicable Federal banking law, regulation or policy.

5.2 Concurrently with, and as a condition to, any transfer of any shares of Series A Preferred Stock to any Non-GE Holder (each such transfer, a “Qualified Transfer”), the transferor and transferee of any shares of Series A Preferred Stock in such Qualified Transfer shall provide the Corporation a written notice of such Qualified Transfer (a “Notice of Conversion”). Such Notice of Conversion shall include: (a) a representation of such transferor that the transfer of such shares of Series A Preferred Stock is a Qualified Transfer; (b) the name in which shares of Common Stock to be issued upon such Mandatory Conversion should be registered; and (c) the manner in which certificates of Series A Preferred Stock held by such holder are to be surrendered for issuance of certificates representing shares of Common Stock. No later than twenty (20) business days following delivery of the Notice of Conversion, with respect to any shares of Series A Preferred Stock as to which a Mandatory Conversion shall have occurred, the Corporation shall issue and deliver certificates representing shares of Common Stock to the holder thereof or such holder’s designee upon presentation and surrender of the certificate evidencing such Series A Preferred Stock to the Corporation and, if required, furnishing appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, and, in the event that such conversion is with respect to some, but not all, of the shares of Series A Preferred Stock represented by the certificate surrendered, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Series A Preferred Stock that were not converted to Common Stock.

5.3 Shares of Series A Preferred Stock converted pursuant this Section 5 will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance, provided, that any shares of Series A Preferred Stock so converted shall not be reissued as shares of Series A Preferred Stock. All shares of Common Stock delivered upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable.

5.4 The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions pursuant to this Section 5, the full number of shares of Common Stock from time to time issuable upon the conversion of all shares of Series A Preferred Stock then outstanding and entitled to convert and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such shares upon any such conversion.

Section 6. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred Stock shall be entitled to share equally, ratably and on a parity with the holders of Common Stock, as though Common Stock and Series A Preferred Stock were one and the same class.

Section 7. Redemption Rights. Except as provided in Section 3, the Series A Preferred Stock shall not be redeemable.

Section 8. Legend. Each certificate for shares of Series A Preferred Stock shall bear a legend that substantially describes the terms of a Mandatory Conversion set forth in Section 5.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed in its name and on its behalf on this 24th day of September, 2012.

CIFC CORP.
By: /s/ Robert C. Milton III

Name: Robert C. Milton, III
Title: Secretary and General Counsel